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                                                                    EXHIBIT 4.1


                             MATERIAL TECHNOLOGIES, INC.
                               (a Delaware corporation)

                         CLASS A CONVERTIBLE PREFERRED STOCK
                             CERTIFICATE OF DESIGNATIONS

Material Technologies, Inc., organized and existing under Delaware General Corporation Law (the "Corporation") by its President and Secretary, does hereby certify that, pursuant to authority conferred on the Board of Directors (the "Board") by Paragraph 4 of the Corporation's Certificate of Incorporation authorizing a class of Nine Hundred Thousand (900,000) shares Preferred Stock with a par value of one mill ($.001) per share, and pursuant to Section 151 of the Delaware General Corporation Law, as amended, the Board duly adopted a resolution providing as follows for the issuance out of such class the series of up to three hundred fifty thousand (350,000) shares of Class A Convertible Preferred Stock, and setting forth the designations and powers, preferences and rights, including voting rights, if any, and the qualifications, limitations or restrictions thereof:

WHEREAS, the Corporation's Certificate of Incorporation states, among other things, that the Corporation is authorized to issue up to Nine Hundred Thousand (900,000) shares of Preferred Stock, of the par value of one mill ($.001) per share, and that the Board is granted the authority to fix, by resolution, the designations and powers, preferences, and rights, including voting rights, if any, and the qualifications, limitations or restrictions thereof, if any, of such shares;

NOW, THEREFORE, BE IT RESOLVED that the Board does hereby designate Three Hundred fifty Thousand (350,000) shares of its authorized but previously unissued Preferred Stock as "Class A Convertible Preferred Stock" which may be issued from time to time. The designations and the powers, preferences and rights, including voting rights of the Class A Convertible Preferred Stock and the qualifications, limitations and restrictions thereof, shall be as follows::

1.  LIQUIDATION PREFERENCE

    1.1 In the event of liquidation, dissolution or winding up of the Corporation, whether such be voluntary or involuntary, the holders of shares of Class A Convertible Preferred Stock (the "Shares") shall be entitled to receive out of the Corporation's assets, an amount equal to seventy-two cents ($.72) per Share (the "Liquidation Preference"). Such amount shall be paid upon all outstanding Shares before any payment shall be made or any assets distributed to the holders of shares of common stock or any other stock of any other series or class ranking junior to the Shares as to dividends or assets. The holders of Shares shall not be entitled to any further payment.

    1.2 A merger or consolidation of the Corporation with another corporation shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 1.

    1.3 While the Shares are outstanding the Corporation shall not, without the prior consent of the holders of a majority of the outstanding Shares, issue any Preferred Stock which is senior to or parri passu with the Shares with respect to liquidation preference.

2.  CONVERSION

    2.1  RIGHT TO CONVERT: CONVERSION PRICE   Subject to and upon compliance
    with this Section 2, at the option of the holder thereof, each outstanding Share may at any time be converted into duly authorized, validly issued, fully paid and nonassessable shares of the Corporation's common stock, par value one Mil ($.001) per share ("Common Stock") at Seventy-two cents ($.72) per share (The "Initial Conversion Price") or, in case an adjustment in the conversion price has taken place pursuant to Section 3 below, then at the applicable conversion price as so adjusted (the "Conversion Price"), upon surrender of the certificate

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    representing the Shares to be converted to the Corporation at any time during usual business hours at the Corporation's principal executive, accompanied by a written notice of election to convert as provided in
    Section 2.2 below. All Shares surrendered for conversion shall be restored to the status of authorized but unissued and undesignated shares of Preferred Stock. The number of shares of Common Stock to be issued on conversion shall be determined by dividing (i) an amount equal to the sum of the aggregate Liquidation Preference of the converted Shares by (ii) the Conversion Price as in effect on the date the Shares are surrendered for conversion.

    2.2 ISSUANCE OF COMMON STOCK ON CONVERSION. As promptly as practicable after surrender of any Shares for conversion, the Corporation shall deliver or cause to be delivered to, or upon the written order of, the holder of surrendered Shares a certificate or certificates representing the number of duly authorized, validly issued, fully paid, and nonassessable shares of Common Stock into which such Shares have been converted in accordance with this Section 2. Prior to delivery of such certificate or certificates, the Corporation shall require written notice at its said office from the holder of the Shares so surrendered stating that the holder irrevocably elects to convert such shares. Such notice shall also state the name or names (with address and social security or other taxpayer identification number) in which said certificate or certificates are to be issued. Such conversion shall be deemed to have been made at the time that such shares shall have been surrendered for conversion and such notice shall have been received by the Corporation (the "Conversion Date"). The Corporation shall have the right to pay cash or to round up to the next whole share in lieu of issuing fractional shares of Common Stock.

3. ADJUSTMENT OF CONVERSION PRICE. The kind of securities issuable upon conversion of Shares and Conversion Price shall be subject to adjustment from time to time upon the happening of certain events as follows:

    3.1 RECLASSIFICATION, CONSOLIDATION OF MERGER. In case of any reclassification or change of outstanding securities of the class of securities which are issuable upon conversion of the Shares (other than as a result of subdivision or combination or an increase or decrease in the number of such securities outstanding) or in case of any consolidation or merger of the Corporation with or into another corporation (other than a merger with another corporation in which the Corporation is the surviving corporation and which does not result in any reclassification or change, other than a subdivision or combination of outstanding securities issuable upon the conversion of Shares or an increase or decrease in the number of such securities outstanding), or in case of any sale or transfer to another corporation of all or substantially all of the Corporation's assets, the holders of the Shares shall have the right to receive upon conversion, in lieu of Common Stock issuable upon such conversion, the kind and amount of shares of stock, other securities, money, or property receivable upon such reclassification, change, consolidation, merger, sale, or transfer by the holder of shares of Common Stock issuable upon conversion of such Shares had such Shares been converted immediately prior to such reclassification, change, consolidation, merger, sale, or transfer. The Corporation shall not permit any such reclassification, change, consolidation, merger, sale, or transfer to take place without adequate and lawful provisions to protect the rights of the holders of Shares, including provisions assuring that this Section 3 shall thereafter be applicable, as nearly as may be, with respect to shares of stock, securities, or assets deliverable upon conversion of the Shares. This Section 3.1 shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales, and transfers.

    3.2 SUBDIVISION OR COMBINATION. If the Corporation at any time while Shares are outstanding, shall subdivide or combine its outstanding securities of the class of securities which are issuable upon conversion of Shares, the conversion price shall be proportionately reduced, in case of subdivision of such securities, as of the effective date of such subdivision, or shall be proportionately increased, in the case of combination of such securities, as of the effective date of such combination.

    3.3 STOCK DIVIDENDS. If the Corporation at any time while Shares are outstanding shall pay a dividend or make any other distribution on its Common Stock payable in shares of its common stock, then the conversion price shall be adjusted, as of the date of such payment or other distribution to that price determined by multiplying the conversion price in effect immediately prior to such payment or other distribution by a fraction (a) the numerator of which shall be the total number of shares of Common Stock


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    outstanding immediately prior to such dividend or distribution, and
    (b) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

    3.4 NOTICE OF ADJUSTMENTS. Whenever the Conversion Price shall be adjusted under Section 3 hereof, the Corporation shall make a certificate signed by its president or a vice president and by its chief financial officer, treasurer, assistant treasurer, secretary or assistant secretary setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the conversion price after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by first class mail postage prepaid) to the holders of Shares promptly after each adjustment. A determination of any adjustment to the Conversion Price or the number or kind of shares or other securities issuable upon conversion of Shares, by independent certified public accountants selected by the Corporation, shall be final and binding on all parties.

4. VOTING RIGHTS. Each holder of Shares shall have the right to vote on all matters on which the holders of Common Stock have the right to vote and to cast that number of votes which the holder would have been entitled to cast had such holder converted his Shares immediately prior to the record date for such vote (or if there be no record date, immediately prior to the vote).

5. DIVIDENDS. The Shares shall participate in all dividends declared and paid with respect to the Common Stock to the same extent as if the Shares had been converted immediately prior to the record date for the payment of such dividend (or if there be no record date, immediately prior to the dividend), except for dividends or distributions on the Common Stock payable in shares of Common Stock (to which Section 3.3 applies) and dividends or distributions in liquidation or partial liquidation (to which Section 3.4 applies).

IN WITNESS WHEREOF, Material Technologies, Inc., has caused this certificate of Designation to be signed by its President and attested by its Secretary on this 9th day of March, 1997, and each of such persons hereby affirms under penalty of perjury that this Certificate of Designation is the act and deed of Material Technologies, Inc. and that the facts stated herein are true and correct.


                        MATERIAL TECHNOLOGIES, INC.


                        By /s/ Robert M. Bernstein
                           ------------------------------
                           Robert M. Bernstein, President

Attest:


/s/ Joel R. Freedman
---------------------------
Joel R. Freedman, Secretary


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